Exhibit 99.1

Golden Minerals Company Reports Q4 and FY 2022 Gold Production

GOLDEN, CO - /BUSINESS WIRE/ - January 11, 2023 – Golden Minerals Company (“Golden Minerals”, “Golden” or the “Company”) (NYSE American: AUMN and TSX: AUMN) has reported production data from its Rodeo gold-silver mine (Durango State, Mexico) for the fourth quarter ending December 31, 2022 and full year 2022. Summary highlights include the following:

•	Payable gold production: 2,398 oz Au in Q4 and 11,982 oz Au in FY 2022

•	Payable silver production: 13,560 oz Ag in Q4 and 52,179 oz in FY 2022

•	Payable gold equivalent production: 2,568 AuEq oz in Q4 and 12,616 AuEq oz in FY 2022

•	Average gold grade: 2.0 g/t Au in Q4 and 2.6 g/t in FY 2022

•	Throughput (tonnes per day processed): 573 tpd in Q4 and 536 g/t in FY 2022

•	Gold recovery: 73.3% in Q4 and 74.7% in FY 2022

•	Silver recovery: 82.0% in Q4 and 81.2% in FY 2022

•	Realized gold/silver prices (before selling and refining costs): $1,729/oz Au and $21.69/oz Ag in Q4; $1,805/oz Au and $21.93/oz Ag in FY 2022

Rodeo Operations Statistics

	Q1 2022	Q2 2022	Q3 2022	Q4 2022	FY 2022
Tonnes mined (1)	203,591	213,925	192,545	161,424	771,485
Tonnes in stockpiles awaiting processing (2)	10,898	21,713	23,618	31,381	31,381
Tonnes in low grade stockpiles (3)	88,559	95,932	121,202	193,479	193,479
Tonnes processed	47,437	47,479	47,947	52,736	195,599
Average tonnes per day processed	527	522	521	573	536

Average gold grade processed (grams per tonne)	3.1	2.6	2.6	2.0	2.6
Average silver grade processed (grams per tonne)	11.6	10.4	10.4	10.2	10.6

Plant recovery - gold (%)	75.4	75.1	74.6	73.3	74.7
Plant recovery - silver (%)	82.8	82.3	77.6	82.0	81.2

Payable gold produced in dore (ounces)	3,608	3,004	2,972	2,398	11,982
Payable silver produced in dore (ounces)	13,944	12,768	11,907	13,560	52,179
Payable gold equivalent produced in dore (ounces) (4)	3,787	3,158	3,103	2,568	12,616

Gold sold in dore (ounces)	3,855	3,060	3,018	2,518	12,451
Silver sold in dore (ounces)	14,481	13,180	11,609	14,217	53,486
Gold equivalent sold in dore (ounces) (4)	4,040	3,219	3,145	2,696	13,101

Average realized price, before refining and selling costs
Gold (dollar per ounce)	$1,887.65	$1,864.99	$1,703.10	$1,729.40	$1,805.34
Silver (dollar per ounce)	$24.24	$22.49	$18.72	$21.69	$21.93

GOLDEN MINERALS COMPANY

350 Indiana Street – Suite 650 – Golden, Colorado 80401 – Telephone (303) 839-5060

Notes:

(1) Includes all mined material transported to the plant, stockpiled or designated as waste

(2) Includes mined material stockpiled at the mine or transported to the plant awaiting processing in the plant

(3) Material grading between 1.6 g/t (current cutoff grade) and 1 g/t Au held for possible future processing

(4) Gold equivalents based on realized $ Au and $ Ag price

About Golden Minerals

Golden Minerals is a growing gold and silver producer based in Golden, Colorado. The Company is primarily focused on producing gold and silver from its Rodeo Mine and advancing its Velardeña Properties in Mexico and, through partner funded exploration, its El Quevar silver property in Argentina, as well as acquiring and advancing selected mining properties in Mexico, Nevada and Argentina.

Follow us at www.linkedin.com/company/golden-minerals-company/ and https://twitter.com/Golden_Minerals

For additional information please visit http://www.goldenminerals.com/ or contact:

Golden Minerals Company

Karen Winkler, Director of Investor Relations

(303) 839-5060

SOURCE: Golden Minerals Company

GOLDEN MINERALS COMPANY

350 Indiana Street – Suite 650 – Golden, Colorado 80401 – Telephone (303) 839-5060